Friedman, Billings, Ramsey Group, Inc.
                            2Q05 Earnings Transcript
                                     7/28/05

CORPORATE PARTICIPANTS
Kurt Harrington, Friedman Billings Ramsey - Chief Financial Officer
Eric Billings, Friedman Billings Ramsey - Chairman and Chief Exectutive Officer Rick Hendrix, Friedman Billings Ramsey - President and Chief Operating Officer Rock Tonkel, Friedman Billings Ramsey - President and Head of Investment Banking

CONFERENCE CALL PARTICIPANTS
Richard Herr, KBW - Analyst
Adam Weinbrich, Basswood Partners - Analyst
Steven Eisman, FrontPoint - Analyst
Richard Sloan, H&R Realty - Analyst

Operator

Good morning. My name is Nicole and I will be your conference facilitator. At this time I would like to welcome everyone to the Friedman Billings Ramsey second-quarter earnings conference call. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Mr. Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey. Please go ahead, sir

Kurt Harrington - Friedman Billings Ramsey - Chief Financial Officer

Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group. Before we begin this morning's call I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to -- the effect of demand for public offerings; activity in the secondary securities markets; interest rates; our cost of borrowing; interest spreads; mortgage prepayment speeds; the risks associated with merchant banking investments; the realization of gains and losses on principal investments; available technologies; competition for business and personnel; and general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and in Quarterly Reports on Form 10-Q.

I would now like to turn over the call to FBR Group's Chairman and Chief Executive Officer, Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

Eric Billings - Friedman Billings Ramsey - Chairman & CEO

Good morning everybody. We apologize for our delay.

Last quarter we focused on our results and how our results might look for the remainder of 2005, even in a difficult environment. Despite that kind of an environment, the second quarter of 2005 puts us on track to fulfill those expectations. More importantly, this quarter showed how the character of our business lines allows us to achieve acceptable returns on equity for the Company as a whole, even in these difficult environments. While we do believe that producing a 14% return on equity for shareholders is acceptable in this environment, we also expect the platform to produce higher returns over time.

Now let us take a deeper look at our businesses. In our equity capital markets businesses we were very pleased with the performance and the accomplishments that have taken place during a period of decreased US capital markets activity and a flattening yield curve. Even in this environment, FBR has become the number one book-running manager for common equity for companies with a market cap of $2 billion or less. Our equity capital market franchise generated revenues of $101.2 million, an increase of 63% over the same quarter last year. But more than that, we are gaining market share and expanding our presence into important new areas. While equity underwriting volume in United States dropped by more than 20% in the first half of 2005 versus the year-ago period, FBR's equity capital markets businesses grew at 24% and our client franchise continued its steady growth across each of our industry sectors.

In the first two quarters of 2005 we completed 64 transactions valued at $18.7 billion. Lead managed volume was $8.6 billion. In the first half of 2004, by comparison we completed 59 transactions valued at $12.1 billion with a lead managed volume of $3.7 billion. For our full year of 2004 we completed 127 transactions valued at $27 billion. In addition, in the first half of 2005 we completed $4.5 billion in IPO versus $1.1 billion in the first half of 2004. In our fixed income banking business we completed 11 transactions at approximately $8 billion versus 4 transactions valued at approximately $3 billion in the first half of 2004. Private placements in 2005 were $1.7 billion versus $1.2 billion in 2004. For the year-to-date 2005, FBR is the number 7th ranked book-running manager in the equity capital markets industry in the United States.

In 1997 we identified the energy sector as an important opportunity. We patiently built a great team, and for the first half of this year, FBR is the number two book-running manager for domestic oil and gas equity capital raises.

We're continuing to execute in areas where our leadership is well known as well. For the first half of this year FBR is the number one book-running manager for real estate equity capital raises. In the second quarter we completed 4 equity private placements with a combined value of $1.1 billion. We accomplished all of this with severely rising short-term interest rates and a flattening yield curve, which is often thought of as a difficult environment for our traditionally strong real estate and financial services capital raising businesses.

Last year we also made a commitment to become a stronger player in the asset-backed security banking space. This year we have an established team that completed 11 transactions in the first 2 quarters alone.

So we continue to be a dominant player in areas where our capabilities are known and our efforts to diversify are bearing fruit.

We have long said one of the most important components of our growing capital markets franchise is increased name recognition. As our successful track record becomes more well known and our reputation building efforts, including investor conferences in Washington, New York and London so far this year, continue to build our brand, we're seeing increased transaction activity for a wide array of companies. The most recent example of this kind of success is the equity capital raise of $800 million we completed for Calpine Energy. And we continue to win engagements from major private equity firms. It is these sorts of high-visibility, early-stage transactions that often lead to future engagements.

The 12% return on equity achieved by our mortgage portfolio during the quarter reflected the continued positive effect of the addition of non-prime loans coupled with the negative effects of rising short-term interest rates and a relatively flat yield curve. This has been a terrifically challenging rate environment. Rates have risen nine times just since last June. The market as a whole has experienced significant spread compression, due mainly to this flattening yield curve.

Last fall we told you that we were making a strategic decision to grow and diversify our mortgage business; that we were going to take steps to take the opportunities in the non-prime sector to achieve higher blended returns. At the end of the quarter we owned approximately $3 billion of non-prime loans, which is a major reason why the portfolio as a whole achieved returns of approximately 12%.

Our spread for the quarter in the mortgage portfolio was 91 basis points compared to 102 basis points in the first quarter. The reduction of spread quarter over quarter was reduced by the impact of the shift in our asset mix, and we believe that as we complete the transition, the benefits of the portfolio mix will become more and more evident to investors. We anticipate that for the third quarter we will have an average mortgage balance of approximately $15 billion with approximately $5.5 billion in non-prime loans. We believe that this mix will allow us to maintain or possibly widen our net interest margin in the third quarter, even as the impact of current and future Fed tightenings continue to be felt.

One of the advantages we believe this strategy provides to investors, even beyond the higher risk-adjusted returns, is the benefit of diversifying interest rate and credit risk. For example, typically in a strong economy we will ultimately see rising interest rates and flattening yield curves, as we do today. While this is a challenging environment for the mortgage-backed securities portfolio, the lower losses and the mortgage lending activity accompanying the strong economy in the non-prime area benefits the overall performance of the portfolio. Conversely, in a weaker economy, and with the job market weakening, the benefits of ultimately falling rates on the whole portfolio will typically offset and possibly more than offset any increase in losses in non-prime mortgages driven by higher unemployment.

Our merchant banking business also continues to be strong. In May, one of our private investments was sold to a strategic buyer in a transaction that resulted in a $14.7 million gain. In June another completed an IPO and two more completed IPOs in July. At June 30th the merchant banking portfolio totaled $351 million and had net unrealized gains equal to $13.8 million. The portfolio also currently earns about $8.5 million per quarter in dividends. We continue to see opportunities to invest with excellent returns in this space as well as in the non-prime area.

In our balance sheet and investment businesses as a whole we're seeing an expansion of great investment opportunities. We continue to be optimistic about the returns in our non-prime business. In addition, the growth of our investment banking franchise has led to an increase in opportunities for the merchant bank. Finally, for the first time in a while, we believe that there are beginning to be some interesting opportunities to invest in agency mortgage-backed securities once again.

You can also see that we are completing the transition period involving the absorption of First NLC. This quarter is the first in which First NLC's financial results have been fully consolidated into our operating performance. FNLC originated a record number of mortgages with an aggregate value of $1.5 billion, an increase of 79% over its second quarter last year. The acquisition has gone well. We're happy with FNLC's performance, and happy to have them as a part of the FBR team.

As you look at our quarter it's important that you understand the components of the increase in expenses. Expenses for the quarter were primarily impacted by three items -- first, the addition of First NLC increased expenses by $22 million; second, capital markets activity increased by over 60%, increasing the variable compensation in the capital markets area by 24%. In addition, the increased activity led to a $13 million provision for taxes at the taxable REIT subsidiary. Third, increased occupancy and professional expenses of $8.7 million as a result of an expansion of our capital markets business.

We would expect that as the portfolio returns trend higher and make up a higher percentage of our overall revenue, compensation expenses as a percentage will trend back to the mid-30s. As FNLC continues to grow its origination volume we anticipate increasing margins. The investment in our capital markets business is supporting the profitable growth and market share gains we are enjoining in that area. The break-even level in that business is now running at approximately $75 million per quarter.

Looking forward, in summary, we think there are several factors that will help us return our business as a whole to profitability levels comparable to that of a year or two ago. Chief among those are the repositioning of our balance sheet to continue to add more higher-margin non-prime loans, the continued strength and growth of our capital markets franchise, and growing opportunities to invest in our businesses across many lines.

So with that, Operator, we're now happy to take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Richard Herr - KBW - Analyst

Terrific performance in a tough quarter. Just a couple of questions and then I will hop back in the queue. I guess the first really is could you tell us how many loans were sold during the quarter? Clearly you had a good quarter in terms of loan production with the $1.5 billion there, but I am curious how much was actually sold.

Rick Hendrix - COO

We sold most of that production. The actual total dollar volume sold was $1.1 billion.

Richard Herr - KBW - Analyst

That's a gain on sale of about 1.2%. Is that what we should be thinking about going forward, or maybe there is just more than 1.5% that we are talking prior..

Rick Hendrix - COO

No, if you look today at where the market is, I don't think there's anybody that's generating a net 1.5% gain on sale.

Richard Herr - KBW - Analyst

That's helpful, thank you.

Secondly, just on the leverage, where do you guys feel that we could see this eventually kind of peak? Clearly the expansion of the non-prime business might be pulling it up slightly, and I know it is still within your targeted range. But where do you think we can see this peak?

Rick Hendrix - COO

We're really targeting around 6% capital in the non-prime part of the balance sheet. So if we get to the kind of 50-50 mix that we talked about, you're going to kind of blend to between 13 and 14 times overall leverage in just the mortgage portfolio. Obviously that's a much, much lower number on the whole Company.

Richard Herr - KBW - Analyst

Absolutely. Just briefly on the expenses, is there anything still maybe a little bit higher than normal in the professional line item?

Rick Hendrix - COO

We are running higher than normal or trend legal expenses, still kind of related to some of the first-quarter issues. And we are running higher than normal consultant expenses related to Sarbanes-Oxley as we bring FNLC up to where we are at FBR, from a control standpoint.

Richard Herr - KBW - Analyst

That is helpful. Thanks a lot.

Operator

(OPERATOR INSTRUCTIONS)

Adam Weinbrich - Basswood Partners - Analyst

Just another question on the gain on sale. Maybe you could help me out; I'm confused. The GAAP gain on sale that other sub-prime companies report typically used to be in the high twos. Countrywide reported 1.92 in the last quarter. Is the accounting for your line number somehow different? Or if not, why is it so much lower?

Rick Hendrix - COO

When you're looking at -- it really depends on kind of what number you're looking at. When you look at our number of gain on loans -- gain on sale of loans net, that's not the gross number that we're receiving in that sale, and so --

Adam Weinbrich - Basswood Partners - Analyst

I understand, but no one else is -- on the GAAP income statement of any other company, they are reporting net of some expenses. Is that -I mean to say- you sold for maybe, I don't know, 102.5 gross or something, and it's net of (indiscernible)

Eric Billings- Chairman & CEO

Exactly. Our average sale price in the quarter was between 102.75 and 103.

Adam Weinbrich - Basswood Partners - Analyst

But I mean, even still, the GAAP number is a lot lower than what other companies report. I mean back in the good old days the GAAP number for guys like New Century was 3.5 and recently it's been 3.75. This last quarter it was 2. Is it just a matter of scale here that the number would be lower?

Eric Billings - Chairman & CEO

Our number is running very consistent with where the industry was during the quarter, which tends to be in the 102.75 to 103, occasionally higher. Again, these are not precisely fungible because different assets have different characteristics, and so gain numbers will be different to reflect that. But we're very consistent; very, very much where the industry was last quarter.

Adam Weinbrich - Basswood Partners - Analyst

And then the increase in loans on the balance sheet for purchased sub-prime loans, you sold your production and then purchased sub-prime loans in the market.

Rick Hendrix - COO

That's correct.

Eric Billings - Chairman & CEO

And as we have said before, we are in a very good environment from this perspective, and that gives us the advantage to be able to build out the portfolio more completely, more thoroughly, more quickly because we can actually acquire loans at very close to the same cost to originate loans. So it gives us greater flexibility, and we'll take advantage of that as long as the environment holds and allows us to do that.

Adam Weinbrich - Basswood Partners - Analyst

Thank you very much.

Operator

Richard Herr - KBW - Analyst

Just quickly on the press release this morning, the compensation change, are you planning on accounting for the RSUs in the compensation on the P&L? Or is that not going to -- how is that going to be treated?

Rick Hendrix - COO

It will run through the P&L over the course of the next three years as the stock vests.
Richard Herr - KBW - Analyst

We might see a step down possibly in the compensation in the next few quarters relative to where it was running the last few?

Rick Hendrix - COO

No, I think as a percentage, as Eric said in the remarks, as the portfolio becomes a higher percentage of our overall income, you're going to see comps and net revenues trend back toward kind of the mid to low 30s. But you're not going to see any meaningful impact from restricted stock.

Richard Herr - KBW - Analyst

Just lastly on the dividends -- not your dividends, but the dividends you received from your merchant banking investments -- I know last quarter you had spoken a little bit about how some of them got paid late so they got paid in the second quarter, so there was a nice jump up from Q1 to Q2. What do you think the real core run rate here is? It's 8.4 in Q2; do you think it is more in the 5 or 6 range?

Rick Hendrix - COO

No, it is actually, we're pretty close to the core run rate, although all these dividends are trending up right now. So the dividends that we missed in the first quarter because they were pushed out are almost I think with one exception all going be realized in the fourth quarter. So those companies will pay both the third and fourth quarter dividend in the fourth quarter this year. So saying the run rate is a little bit higher than the 8.4.

Eric Billings - Chairman & CEO

So we would expect for the third quarter it to be -- run at least at that level, and then next quarter to be potentially as much as double that level, depending on certain activity. And then again, we would anticipate probably realizing gains in this quarter of somewhere in the vicinity of 5 to 12 million for the quarter. Again, these are not precisely predictable and it could be different than that. But that would be probably a current anticipation and would get us back to a more normalized level of merchant banking activity, much as we saw in this second quarter.

Richard Herr - KBW - Analyst

Thank you very much. That's very helpful.

Operator

Steven Eisman - FrontPoint - Analyst

You may have addressed this before. I had to jump off the call for a minute. Could you just talk about the expenses? It just seems somewhat elevated given the last couple of quarters, especially some of the non-comp expenses. Are there any one timers there, or is this the run rate for the company?

Eric Billings - Chairman & CEO

Really the answer to that, Steve, is a couple of things. First of all, again, remember about $22 million of the increase came from the acquisition of First NLC. So apples to apples you would take $22 million out in a comparison, number one. Number two, because of the mix shift in our revenues, because more was from capital market and less from the spread business because of the flattening yield curve, that causes compensation expenses to be higher because there are very little compensation expenses in the spread business. As that spread starts to trend back up and normalize and our assets continue to grow you would tend to see that compensation number as a percentage of revenues come back to more normalized levels. And thirdly, we do have increased expenses from certain legal and other areas that would be nonrecurring in certainly the Sarbanes-Oxley build-out and finishing of the First NLC.

So some portion of that will be nonrecurring. I think we think it's about $7 to $8 million probably. And the rest we would anticipate to be fairly consistent. And again, reflecting about a $75 million breakeven, up from about a $65 million breakeven last year. But this is very much as we had anticipated and planned and then built out all of the verticals and component parts of the Company very substantially, completing this build out when we do anticipate that we will continue to grow revenues disproportionately to this expense build out over the next many quarters, providing very acceptable returns from that.

Steven Eisman - FrontPoint - Analyst

Do you expect -- assuming the yield curve doesn't flatten any more from here, do you expect this to be the bottom of your net interest margin?

Eric Billings - Chairman & CEO

Again, we want to be very careful with these kinds of responses, Steve, because it's so unpredictable. But as we said, we believe even in anticipating that the Fed continues to raise rates through the end of the year that the growth of our non-prime portfolio will allow us to maintain our spread and possibly even grow our spread from the second quarter, even if the Fed raises rates. So clearly if they were to stop raising rates we would anticipate that our spread would widen very significantly.

Steven Eisman - FrontPoint - Analyst

Thank you very much.

Operator

Richard Sloan - H&R Realty - Analyst

Could you give us a little color on whether you think the dividend is sustainable at the $0.34 level and whether there's any extra that's still planned?

Eric Billings - Chairman & CEO

I think the best way to think about that question is that we need to achieve roughly returns on equity in the 13% level on our common equity to do that. Clearly we at this time believe that our Company and the character of our business will do that, and will sustain that. And in fact, we believe, as we have stated, the normalized return on equity level for our Company is higher than that. And we believe as we see the environment as it exists as the ensuing quarters go by with the growth of our portfolio, the change in the character of our portfolio, the growth of our capital markets businesses as we described, we would be expecting to have higher returns on equity and allow us certainly to continue to pay the dividend. We would ideally look forward to a point where in the future we could be paying the special dividends that historically we have again. But these things are never precisely predictable, as you know, and timeframes can ebb and flow based on different circumstances.

Richard Sloan - H&R Realty - Analyst

Thank you very much.

Operator

Adam Weinbrich - Basswood Partners - Analyst

Thanks for taking my second set of questions. Would you mind disclosing the cost to originate for First NLC and if you have the portion that's deferred versus the actual expense that shows up on the GAAP income statement?

Rick Hendrix - COO

I will give you just kind of a rough estimate of the cost to originate. There are a number of different ways to look at that number, and we have some costs running through NLC related to the acquisition which impact the overall expense levels. But give or take, we're running around a 102.55 to 102.60 cost to originate.

Adam Weinbrich - Basswood Partners - Analyst

Thank you very much.

Operator

At this time there are no further questions. Mr. Harrington, are there any closing remarks?

Eric Billings - Chairman & CEO

First, we'd like to thank everybody for participating. Again, we're very pleased with the character of the Company, the evolution and the growth of the business. And we're very optimistic and excited about the Company and the future of the business as we look forward. We appreciate everybody's participation and look forward to talking to you all in the future. Thank you very much.

Operator

This concludes today's conference call. You may now disconnect.